Exhibit 99.1

ATEC Mourns Passing of Board Member Jeffrey P. Rydin

CARLSBAD, Calif., November 7, 2025 – Alphatec Holdings, Inc. (Nasdaq: ATEC) (“ATEC”), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, today announced with great sadness that Jeffrey P. Rydin, a valued member of its Board of Directors, has passed away at age 59, following a lengthy illness.

Mr. Rydin enjoyed nearly three decades of experience in the medical device and healthcare industries, including senior sales leadership roles at Ellipse Technologies, Inc., NuVasive, Inc., and DePuy Spine, Inc. He was one of the earliest to join the ATEC turnaround effort, coming to the Company as a Special Advisor to the Board in September 2016, in which capacity he drove many of the early decisions to transform the ATEC sales channel. He joined the ATEC Board in June 2017, and remained an informed, trusted voice until his passing, on November 3, 2025.

“I am deeply saddened by this loss,” said Pat Miles, Chairman and Chief Executive Officer. “Jeff has been a dear friend and colleague for decades. The culture and momentum we have at ATEC today have been built, in no small part, on Jeff’s early vision and commitment. ATEC, and I personally, will be forever grateful to him for his unwavering dedication and service to our Company and its mission.”

Miles continued, “In life, if you’re lucky, you come across a handful of people who just make the world better. Jeff was one of those people. He was a measured but determined force; he was a trust-builder; he was someone you could always count on to deliver, even – and especially – when the odds were long. Most importantly, he was an unapologetically devoted husband to his wife, Melissa, and a loving father to his sons, Spencer and Griffin. Over the entirety of Jeff’s illness, I was privileged to personally witness an unforgettable example of how family clearly cares for one another. I wish my brother a peaceful rest, and on behalf of the entire ATEC extended family, I offer our prayers and support to his family, in this difficult time.”

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A.S. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to be the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Investor/Media Contact:

Robert Judd

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

J. Todd Koning

Chief Financial Officer

investorrelations@atecspine.com